Exhibit 99.1

Acushnet Holdings Corp. Announces
Third Quarter and Year-to-Date 2023 Financial Results

Third Quarter and Year-to-Date 2023 Financial Results
•Third quarter net sales of $593.4 million, up 6.3% year over year, up 6.0% in constant currency
•Year-to-date net sales of $1,969.0 million, up 8.0% year over year, up 9.9% in constant currency
•Third quarter net income attributable to Acushnet Holdings Corp. of $57.3 million, up 10.6% year over year
•Year-to-date net income attributable to Acushnet Holdings Corp. of $225.2 million, up 13.0% year over year
•Third quarter Adjusted EBITDA of $98.8 million, up 14.2% year over year
•Year-to-date Adjusted EBITDA of $377.6 million, up 20.6% year over year

FAIRHAVEN, MA – November 2, 2023 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet" or, the "Company"), the global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the three and nine months ended September 30, 2023.
“Acushnet delivered another strong quarter of performance, with healthy revenue and adjusted EBITDA gains versus last year. Our golf club segment posted double digit growth in the quarter, driven by the successful launch of next generation T-Series irons, and our golf ball segment grew 6% in the period,” said David Maher, Acushnet’s President and Chief Executive Officer. “Our performance reflects the strength of Acushnet’s diversified portfolio and commitment to providing the game’s dedicated golfer with best-in-class products and services.”
Mr. Maher continued, “Considering our third quarter results and expectations for the fourth quarter, we are reaffirming our full-year revenue outlook and narrowing our Adjusted EBITDA outlook toward the high end. This reflects continued strong demand for Acushnet’s products, underlying enthusiasm for the game of golf, and healthy fundamentals across the golf industry. Our outlook also reflects additional investments across our business as we look to build upon our momentum heading into 2024. I would like to thank my fellow associates for their great work throughout the year and their commitment to delivering long-term value for our shareholders.”

Summary of Third Quarter 2023 Financial Results

	Three months ended September 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2023	2022	$ change	% change	$ change	% change
Net sales	$593.4	$558.2	$35.2	6.3%	$33.7	6.0%
Net income attributable to Acushnet Holdings Corp.	$57.3	$51.8	$5.5	10.6%
Adjusted EBITDA	$98.8	$86.5	$12.3	14.2%
_______________________________________________________________________________________

Consolidated net sales for the quarter increased 6.3%, or 6.0% on a constant currency basis, primarily driven by higher sales volumes in Titleist golf clubs and higher average selling prices in Titleist golf balls and FootJoy golf wear, mainly apparel, partially offset by lower sales volumes in Titleist golf gear.

On a geographic basis, higher net sales in the United States were largely driven by increases of 14.0% in Titleist golf clubs primarily driven by higher sales volumes of T-Series irons, 7.9% in Titleist golf balls primarily driven by higher average selling prices of Pro V1 and Pro V1x golf balls and 12.1% in FootJoy golf wear primarily driven by higher average selling prices in apparel and footwear. These increases were partially offset by a decrease of 20.2% in Titleist golf gear primarily as a result of lower sales volumes of headwear and golf bags due to strong sales volume in the third quarter of 2022 as supply chain and fulfillment constraints recovered from the first quarter of 2022.

Net sales in regions outside the United States increased 4.5%, or 3.8% on a constant currency basis. In Japan and Rest of World, the increase in net sales was primarily due to higher sales volumes in Titleist golf clubs. In EMEA, the increase in net sales was primarily due to higher sales volumes of products that are not allocated to one of our four reportable segments and higher sales volumes in Titleist golf clubs. This increase in EMEA was partially offset by lower net sales in FootJoy golf wear and Titleist golf gear, mainly in footwear and golf bags, respectively. In Korea, the decrease in net sales was primarily due to lower sales volumes of Titleist golf gear, products that are not allocated to one of our four reportable segments and FootJoy golf wear, partially offset by net sales increases in Titleist golf clubs and Titleist golf balls.

Segment specifics:
•6.3% increase in net sales (6.2% increase on a constant currency basis) of Titleist golf balls primarily due to higher average selling prices of our Pro V1 and Pro V1x golf balls launched in the first quarter of 2023.

•17.6% increase in net sales (17.9% increase on a constant currency basis) of Titleist golf clubs largely due to higher sales volumes of our T-Series irons launched in the third quarter of 2023, TSR hybrids and Scotty Cameron Super Select putters, both of which were launched in the first quarter of 2023. This increase was partially offset by lower sales volumes of drivers, fairways and wedges.

•19.4% decrease in net sales (19.9% decrease on a constant currency basis) of Titleist golf gear primarily driven by lower sales volumes in golf bags and headwear due to strong sales volume in the third quarter of 2022 as supply chain and fulfillment constraints recovered from the first quarter of 2022.

•3.8% increase in net sales (3.4% increase on a constant currency basis) in FootJoy golf wear primarily due to higher average selling prices in apparel.

Net income attributable to Acushnet Holdings Corp. increased 10.6% to $57.3 million, year over year, primarily as a result of an increase in income from operations and a decrease in income tax expense, partially offset by an increase in interest expense, net.
Adjusted EBITDA was $98.8 million, up 14.2% year over year. Adjusted EBITDA margin was 16.6% for the third quarter versus 15.5% for the prior year period.
Summary of First Nine Months 2023 Financial Results

	Nine months ended September 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2023	2022	$ change	% change	$ change	% change
Net sales	$1,969.0	$1,822.9	$146.1	8.0%	$180.0	9.9%
Net income attributable to Acushnet Holdings Corp.	$225.2	$199.3	$25.9	13.0%
Adjusted EBITDA	$377.6	$313.0	$64.6	20.6%
_______________________________________________________________________________________

Consolidated net sales for the first nine months increased 8.0%, or 9.9% on a constant currency basis, primarily driven by higher sales volumes in Titleist golf balls, Titleist golf clubs and Titleist golf gear. A decline in sales volume of products that are not allocated to one of our four reportable segments also contributed to the change in net sales.

On a geographic basis, net sales in the United States were higher driven by increases of 17.7% in Titleist golf balls, 19.8% in Titleist golf clubs, 9.0% in FootJoy golf wear and 9.2% in Titleist golf gear. These increases were driven by higher sales volumes across all reportable segments and higher average selling prices in Titleist golf balls and FootJoy golf wear, mainly apparel and footwear.

Net sales in regions outside the United States were down 0.4%, or up 3.6% on a constant currency basis. Net sales increased in Rest of World and Japan, offset in part by a decrease in Korea and EMEA, on a constant currency basis. The increase in Rest of World was due to sales increases across all reportable segments. In Japan, net sales increased across all reportable segments except FootJoy golf wear. In EMEA, the decrease was due to lower sales volumes in FootJoy golf wear, partially offset by increases in all other reportable segments. In Korea, the decrease was primarily due to lower sales volumes of products that are not allocated to one of our four reportable segments and lower sales volumes in FootJoy golf wear, partially offset by increases in all other reportable segments.

Segment specifics:
•13.9% increase in net sales (15.5% increase on a constant currency basis) of Titleist golf balls primarily driven by higher sales volumes and higher average selling prices of Pro V1 and Pro V1x golf balls launched in the first quarter of 2023.

•14.8% increase in net sales (16.8% increase on a constant currency basis) of Titleist golf clubs largely due to higher sales volumes of our latest generation T-Series irons, TSR drivers, fairways and hybrids and Scotty Cameron Super Select putters, partially offset by lower sales volumes of second model year wedges.

•7.0% increase in net sales (9.0% increase on a constant currency basis) of Titleist golf gear primarily driven by higher sales volumes and higher average selling prices across all product categories.

•1.4% decrease in net sales (0.6% increase on a constant currency basis) in FootJoy golf wear. The increase in constant currency was primarily due to a sales volume increase in apparel, largely offset by a sales volume decrease in footwear.

Net income attributable to Acushnet Holdings Corp. increased 13.0% to $225.2 million, year over year, primarily as a result of an increase in income from operations, partially offset by an increase in interest expense, net.
Adjusted EBITDA was $377.6 million, up 20.6% year over year. Adjusted EBITDA margin was 19.2% for the first nine months versus 17.2% for the prior year period.
Senior Notes Offering
On October 3, 2023, Acushnet Company (the "Issuer"), a wholly owned subsidiary of the Company, completed the issuance and sale of $350.0 million in gross proceeds of the Issuer's 7.375% senior unsecured notes due 2028 (the “Notes”). The proceeds from the Notes offering were primarily used to repay borrowings under the Company's multi-currency revolving credit facility.
Cash Dividend and Share Repurchase
Acushnet's Board of Directors today declared a quarterly cash dividend of $0.195 per share of common stock. The dividend will be payable on December 15, 2023 to shareholders of record on December 1, 2023. The number of shares outstanding as of October 27, 2023 was 65,377,739.
During the quarter, the Company repurchased 1,153,400 shares of common stock on the open market at an average price of $56.28 for an aggregate of $64.9 million. Between October 1, 2023 and October 27, 2023, the Company purchased an additional 385,594 shares of its common stock on the open market for an aggregate of $20.2 million, bringing the cumulative total open market purchases since June 12, 2023, pursuant to the most recent share repurchase agreement with Magnus Holdings Co., Ltd., a wholly-owned subsidiary of Fila Holdings Corp. ("Magnus"), to $100.0 million. As a result, the Company expects to purchase 1,824,994 shares of its common stock from Magnus for an aggregate of $100.0 million on November 3, 2023, in satisfaction of its previously disclosed obligations.

2023 Outlook
Based on its year-to-date performance and current projections for the fourth quarter of 2023, the Company is reaffirming its full-year 2023 net sales guidance range of $2,350 to $2,400 million. On a constant currency basis, consolidated net sales are expected to increase 5.0% to 7.2%. In addition, the Company now expects full-year 2023 Adjusted EBITDA to be approximately $365 to $375 million, compared to $355 to $375 million. The Company's outlook assumes no additional changes from the impact of foreign currency. The Company plans to share additional details of the 2023 Outlook during its investor conference call.

Investor Conference Call
Acushnet will hold a conference call at 8:30 am (Eastern Time) on November 2, 2023 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.

About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands. Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2023 outlook, our operations and our financial performance. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and Adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; consumer spending habits and macroeconomic factors may affect the number of rounds of golf played and related spending on golf products; demographic factors may affect the number of golf participants and related spending on our products; changes to the Rules of Golf with respect to equipment; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure raw materials or components of our products; a disruption in the operations of our suppliers; the cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products or satisfy changing consumer preferences, quality and regulatory standards; our reliance on technical innovation and high-quality products; our ability to adequately enforce and protect our intellectual property rights; involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent infringement of intellectual property rights by others; changes to patent laws; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of certain of our products, including golf balls, golf shoes and golf gloves; our customers’ financial condition, their levels of business activity and their ability to pay trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; seasonal fluctuations of our business; fluctuations of our business based on the timing of new product introductions; risks associated with doing business globally; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us or the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service or a significant increase in the cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; our ability to comply with data privacy and security laws; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; adequate levels of coverage of our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital at all or on terms acceptable to us and potential dilution of holders of our common stock; lack of assurance of positive returns on capital investments; risks associated with acquisitions and investments; our estimates or judgments relating to our critical accounting estimates; terrorist activities and international political instability; occurrence of natural disasters or pandemic diseases; a high degree of leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our use of derivative financial instruments; the ability of our controlling shareholder to control significant corporate activities, and that our controlling shareholder’s interests may conflict with yours; our status as a controlled company; the market price of shares of our common stock; share repurchase program execution and effects thereof; our ability to maintain effective internal controls over financial reporting; our ability to pay dividends; our status as a holding company; dilution from future issuances or sales of our common stock; anti-takeover provisions in our organizational documents and Delaware law; reports from securities analysts; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission ("SEC") on March 1, 2023 as it may be updated by our periodic reports subsequently filed with the SEC. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except share and per share amounts)	2023	2022	2023	2022
Net sales	$593,381	$558,246	$1,969,034	$1,822,932
Cost of goods sold	284,859	263,251	926,317	867,332
Gross profit	308,522	294,995	1,042,717	955,600
Operating expenses:
Selling, general and administrative	210,166	202,418	674,720	637,276
Research and development	16,239	14,619	47,286	42,533
Intangible amortization	3,512	1,948	10,712	5,865
Income from operations	78,605	76,010	309,999	269,926
Interest expense, net	9,389	4,534	30,234	7,902
Other expense, net	918	2,355	2,010	5,828
Income before income taxes	68,298	69,121	277,755	256,196
Income tax expense	11,252	15,797	52,726	52,786
Net income	57,046	53,324	225,029	203,410
Less: Net loss (income) attributable to noncontrolling interests	261	(1,487)	208	(4,074)
Net income attributable to Acushnet Holdings Corp.	$57,307	$51,837	$225,237	$199,336

Net income per common share attributable to Acushnet Holdings Corp.:
Basic	$0.86	$0.72	$3.32	$2.74
Diluted	0.85	0.72	3.30	2.72
Weighted average number of common shares:
Basic	66,898,142	71,706,824	67,812,790	72,701,647
Diluted	67,343,260	72,334,398	68,208,022	73,209,719

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
(in thousands, except share and per share amounts)	2023	2022
Assets
Current assets
Cash, cash equivalents and restricted cash ($13,748 and $14,376 attributable to the FootJoy golf shoe joint venture ("FootJoy JV"))	$56,766	$58,904
Accounts receivable, net	335,821	216,695
Inventories ($8,248 and $17,866 attributable to the FootJoy JV)	528,730	674,684
Prepaid and other assets	112,204	108,793
Total current assets	1,033,521	1,059,076
Property, plant and equipment, net ($9,358 and $10,089 attributable to the FootJoy JV)	275,007	254,472
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	222,678	224,814
Intangible assets, net	540,728	525,903
Deferred income taxes	21,440	47,551
Other assets ($2,003 and $2,083 attributable to the FootJoy JV)	117,193	81,991
Total assets	$2,210,567	$2,193,807
Liabilities, Redeemable Noncontrolling Interests and Shareholders' Equity
Current liabilities
Short-term debt	$34,121	$40,336
Current portion of long-term debt	345,065	—
Accounts payable ($4,664 and $11,914 attributable to the FootJoy JV)	136,777	166,998
Accrued taxes	43,386	40,922
Accrued compensation and benefits ($1,115 and $1,651 attributable to the FootJoy JV)	96,127	98,245
Accrued expenses and other liabilities ($1,592 and $3,380 attributable to the FootJoy JV)	200,721	202,124
Total current liabilities	856,197	548,625
Long-term debt	213,623	527,509
Deferred income taxes	6,113	5,896
Accrued pension and other postretirement benefits	76,128	74,234
Other noncurrent liabilities ($52 and $2,145 attributable to the FootJoy JV)	84,600	54,177
Total liabilities	1,236,661	1,210,441
Redeemable noncontrolling interests	7,260	6,663
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 76,805,736 and 76,321,523 shares issued	77	76
Additional paid-in capital	970,646	960,685
Accumulated other comprehensive loss, net of tax	(122,770)	(109,668)
Retained earnings	657,793	473,130
Treasury stock, at cost; 12,481,803 and 8,892,425 shares (including 1,439,400 and 2,000,839 of accrued share repurchases)	(577,380)	(385,167)
Total equity attributable to Acushnet Holdings Corp.	928,366	939,056
Noncontrolling interests	38,280	37,647
Total shareholders' equity	966,646	976,703
Total liabilities, redeemable noncontrolling interests and shareholders' equity	$2,210,567	$2,193,807

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended September 30,
(in thousands)	2023	2022
Cash flows from operating activities
Net income	$225,029	$203,410
Adjustments to reconcile net income to cash flows provided by (used in) operating activities
Depreciation and amortization	38,181	30,894
Unrealized foreign exchange (gain) loss	(2,495)	12,531
Amortization of debt issuance costs	501	1,835
Share-based compensation	21,369	18,159
Gain on disposals of property, plant and equipment	(19)	(3,257)
Deferred income taxes	25,015	6,928
Changes in operating assets and liabilities	(10,651)	(329,542)
Cash flows provided by (used in) operating activities	296,930	(59,042)
Cash flows from investing activities
Additions to property, plant and equipment	(42,432)	(33,638)
Additions to intangible assets	(25,235)	—
Other, net	(887)	4,542
Cash flows used in investing activities	(68,554)	(29,096)
Cash flows from financing activities
(Repayments of) proceeds from short-term borrowings, net	(3,121)	31,056
Proceeds from revolving credit facilities	1,039,443	483,000
Repayments of revolving credit facilities	(1,010,387)	(77,400)
Repayments of term loan facility	—	(315,000)
Purchases of common stock	(204,656)	(138,158)
Payment of debt issuance costs	—	(2,583)
Dividends paid on common stock	(40,099)	(39,672)
Dividends paid to noncontrolling interests	—	(1,601)
Payment of employee restricted stock tax withholdings	(11,460)	(10,661)
Other, net	1,078	(3,600)
Cash flows used in financing activities	(229,202)	(74,619)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(1,312)	(10,463)
Net decrease in cash, cash equivalents and restricted cash	(2,138)	(173,220)
Cash, cash equivalents and restricted cash, beginning of year	58,904	281,677
Cash, cash equivalents and restricted cash, end of period	$56,766	$108,457

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
Third Quarter Net Sales by Segment

	Three months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2023	2022	$ change	% change	$ change	% change
Titleist golf balls	$192.6	$181.2	$11.4	6.3%	$11.2	6.2%
Titleist golf clubs	181.0	153.9	27.1	17.6%	27.6	17.9%
Titleist golf gear	47.7	59.2	(11.5)	(19.4)%	(11.8)	(19.9)%
FootJoy golf wear	136.7	131.7	5.0	3.8%	4.5	3.4%
Third Quarter Net Sales by Region

	Three months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2023	2022	$ change	% change	$ change	% change
United States	$352.5	$327.6	$24.9	7.6%	$24.9	7.6%
EMEA	75.6	70.6	5.0	7.1%	1.1	1.6%
Japan	39.0	34.4	4.6	13.4%	6.6	19.2%
Korea	65.7	69.9	(4.2)	(6.0)%	(5.5)	(7.9)%
Rest of World	60.6	55.7	4.9	8.8%	6.6	11.8%
Total net sales	$593.4	$558.2	$35.2	6.3%	$33.7	6.0%

Nine Months Net Sales by Segment

	Nine months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2023	2022	$ change	% change	$ change	% change
Titleist golf balls	$622.1	$546.4	$75.7	13.9%	$84.8	15.5%
Titleist golf clubs	549.8	478.9	70.9	14.8%	80.6	16.8%
Titleist golf gear	184.6	172.5	12.1	7.0%	15.5	9.0%
FootJoy golf wear	500.2	507.1	(6.9)	(1.4)%	3.1	0.6%
Nine Months Net Sales by Region

	Nine months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2023	2022	$ change	% change	$ change	% change
United States	$1,123.8	$974.2	$149.6	15.4%	$149.6	15.4%
EMEA	266.5	274.8	(8.3)	(3.0)%	(3.4)	(1.2)%
Japan	118.2	118.6	(0.4)	(0.3)%	10.3	8.7%
Korea	241.3	254.1	(12.8)	(5.0)%	(4.7)	(1.8)%
Rest of World	219.2	201.2	18.0	8.9%	28.2	14.0%
Total net sales	$1,969.0	$1,822.9	$146.1	8.0%	$180.0	9.9%

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and for forecasting our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
Adjusted EBITDA represents net income attributable to Acushnet Holdings Corp. adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization; and other items defined in the agreement, including: share-based compensation expense; restructuring and transformation costs; certain transaction fees; extraordinary, unusual or non-recurring losses or charges; indemnification expense (income); certain pension settlement costs; certain other non-cash (gains) losses, net and the net income (loss) relating to noncontrolling interests. We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement.
We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business.
We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.
The following table presents reconciliations of net income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income attributable to Acushnet Holdings Corp.	$57,307	$51,837	$225,237	$199,336
Interest expense, net	9,389	4,534	30,234	7,902
Income tax expense	11,252	15,797	52,726	52,786
Depreciation and amortization	12,807	10,229	38,181	30,894
Share-based compensation	5,305	5,837	21,369	18,159
Other extraordinary, unusual or non-recurring items, net (1)	2,991	(3,180)	10,098	(155)
Net (loss) income attributable to noncontrolling interests	(261)	1,487	(208)	4,074
Adjusted EBITDA	$98,790	$86,541	$377,637	$312,996
Adjusted EBITDA margin	16.6%	15.5%	19.2%	17.2%
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(1) For the three and nine months ended September 30, 2023, includes costs associated with the optimization of our distribution and custom fulfillment capabilities.

A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2023, to the closest corresponding GAAP measure, net income, is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share-based compensation and other extraordinary, unusual or non-recurring items, net.